EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

PHILLIPS-VAN HEUSEN CORPORATION

_______________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

_______________________

PHILLIPS-VAN HEUSEN CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $1.00 par value per share (the “Common Stock”), and preferred stock, $100.00 par value per share (the “Preferred Stock”); and

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A Convertible Preferred Stock as follows:

Section 1.

Designation.  The designation of the series of preferred stock of the Corporation is “Series A Convertible Preferred Stock,” par value $100.00 per share (the “Series A Stock”).

Section 2.

Number of Shares.  The authorized number of shares of Series A Stock is 8,000.

Section 3.

Defined Terms and Rules of Construction.

(a)

Definitions.  As used herein with respect to the Series A Stock:

“Announcement Price” shall mean $47.74.

“Board of Directors” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Close of Business” shall mean 5:00 p.m., eastern time, on any Business Day.

“Closing Market Price” shall mean the average Closing Price for the ten (10) consecutive Business Days immediately preceding, but not including, the date as of which the Current Market Price is to be determined.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Conversion Price” shall have the meaning ascribed to it in Section 7(c).

“Conversion Rights” shall have the meaning ascribed to it in Section 7.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Extraordinary Transactions” shall have the meaning ascribed to it in Section 7(e).

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Stock (a) as to the payment of dividends, if any, or (b) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall initially mean $25,000 per share of Series A Preferred Stock.

“Original Issue Date” shall mean May 6, 2010.

“NYSE” shall mean the New York Stock Exchange.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series A Stock) that ranks equally with the Series A Stock both (i) in the priority of payment of dividends and (ii) in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Per Share Amount” shall have the meaning ascribed to it in Section 7(b).

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Purchase Agreement” shall mean that certain Purchase Agreement, dated as of March 15, 2010, by and among Tommy Hilfiger Holding S.a r.l, Tommy Hilfiger Corporation BVI, Tommy Hilfiger B.V., Stichting Administratiekantoor Elmira, and Asian and Western Classics B.V., solely for the purposes of certain specified sections, the Corporation and Prince 2 B.V., as it may be amended or supplemented from time to time.

“Extraordinary Transactions” shall have the meaning ascribed to it in Section 7(e).

“Series A Stock” shall have the meaning ascribed to it in Section 1.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(b)

Rules of Construction.  Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principals in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (x) references to Sections of or Rules under the Exchange Act shall be deemed to include substitute, replacement or successor Sections or Rules, and any term defined by reference to a Section of or Rule under the Exchange Act shall include Commission and judicial interpretations of such Section or Rule; and (xi) headings are for convenience of reference only.

Section 4.

Dividends.

(a)

Dividend Rate on Series A Stock.  Other than as set forth in Section 4(b), holders of the Series A Stock shall not be entitled to receive any dividends on the Series A Stock.

(b)

Participation with Dividends on Common Stock.  No cash or other dividend or distribution may be declared or paid on the Common Stock (other than a dividend or distribution solely in shares of Common Stock for which an adjustment is made pursuant to Section 7(d) and cash in lieu of fractional shares) unless a dividend or other distribution is also declared and paid on each share of the Series A Stock in an amount equal to the assets (whether cash or property) that a holder of a share of Series A Stock would have received had such share been converted into the number of shares of Common Stock to which the holder would then be entitled immediately prior to the record date, distribution date or other applicable payment date with respect to such dividend or distribution.

Section 5.

Liquidation Rights.

(a)

Voluntary or Involuntary Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the shares of Series A Stock shall be entitled, on par with each share of Parity Stock but before any distribution or payment is made upon any Junior Stock, to be paid an amount equal to the greater of (i) the Liquidation Preference and (ii) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock such holder would have been entitled to receive had it converted such Series A Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Corporation.  If, upon Liquidation, the assets to be distributed among the holders of Series A Stock and Parity Stock shall be insufficient to permit payment in full to the holders of Series A Stock and Parity Stock of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full Liquidation Preference (for holders of Series A Stock) and liquidation preference (for holders of Parity Stock) to which they are entitled.

(b)

Remaining Assets.  Upon Liquidation, after the holders of Series A Stock and Parity Stock shall have been paid in full the Liquidation Preference (for holders of Series A Stock) and liquidation preference (for holders of Parity Stock), the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Junior Stock then outstanding.

(c)

Fractional Shares.  The Liquidation Preference with respect to each outstanding fractional share of Series A Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series A Stock.

(d)

Mergers, Reorganizations, Etc.  The holders of at least a majority of the then outstanding shares of Series A Stock, may elect to deem the merger, reorganization or consolidation of the Corporation into or with another corporation or other similar transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of in exchange for cash, property, rights or securities distributed to holders thereof by the acquiring person, firm or other entity, or the sale of all or substantially all the assets of the Corporation as a Liquidation for purposes of this Section 5.

Section 6.

Redemption.  Except as provided in Section 5(d), the Series A Stock is not subject to mandatory or other redemption at the option of the Corporation or any holder of Series A Stock.

Section 7.

Conversion.  The rights of the holders of shares of the Series A Stock to convert such shares into shares of Common Stock (the “Conversion Rights”), and the terms and conditions of such conversion, shall be as follows:

(a)

Right to Convert.

(i)

Each share of Series A Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 7(b).  In order to convert shares of the Series A Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series A Stock being converted.

(ii)

The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Stock for conversion at the office of the Corporation or its transfer agent (and in any event within 5 days), issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Stock that are not converted.  Such conversion shall be deemed to have been made immediately prior to the Close of Business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock.

(b)

Conversion of Series A Stock.

(i)

Each share of Series A Stock (including, for the avoidance of doubt, fractional shares of Series A Stock) shall be convertible at any time after the Original Issue Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock (the “Per Share Amount”) equal to the quotient of (x) the Liquidation Preference of such share of Series A Stock being converted divided by (y) the Conversion Price.

(ii)

No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Closing Market Price on the date of conversion.

(iii)

If a conversion of Series A Stock is to be made in connection with an Extraordinary Transaction or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction has been consummated.  In connection with any tender or exchange offer for shares of Common Stock, holders of Series A Stock shall have the right to tender (or submit for exchange) shares of Series A Stock in such a manner so as to preserve the status of such shares as Series A Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such offer, at which time that portion of the shares of Series A Stock so tendered which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to such offer shall be deemed converted into the appropriate number of shares of Common Stock. Any shares of Series A Stock not so converted shall be returned to the holder as Series A Stock.

(iv)

The Corporation shall not close its books against the transfer of Series A Stock or of Common Stock issued or issuable upon conversion of Series A Stock in any manner which interferes with the timely conversion of Series A Stock.

(c)

Conversion Price.  The conversion price per share for the Series A Stock shall initially be equal to the Announcement Price (the “Conversion Price”) and shall be subject to adjustment from time to time as provided in this Section 7.

(d)

Adjustment for Stock Splits and Combinations.  If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.  Any adjustment to the Conversion Price under this Section 7(d) shall become effective at the Close of Business on the date the subdivision or combination referred to herein becomes effective.

(e)

Reorganizations, Mergers, Consolidations or Reclassifications.  In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value) share exchange, restructuring or the consolidation or merger of the Corporation with or into another Person (collectively referred to hereinafter as “Extraordinary Transactions”), the holders of the Series A Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to an Extraordinary Transaction, upon conversion of the Series A Stock, the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or some other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock which the Series A Stock entitled the holder thereof to convert to immediately prior to such Extraordinary Transaction would have been entitled to receive with respect to such Extraordinary Transaction; in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A Stock.  The provisions of this Section 7(e) shall similarly apply to successive Extraordinary Transactions.

(f)

Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of Series A Stock, the Corporation, at its expense, shall cause the Chief Financial Officer of the Corporation to compute such adjustment or readjustment in accordance with the Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Stock at the holder’s address as shown on the Corporation’s stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price at the time in effect for the Series A Stock, and (ii) the number of additional shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Stock.  Notwithstanding anything to the contrary set forth above in this Section 7(f), no certificate setting forth the adjustment or readjustment of the Conversion Price shall be prepared and sent if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and a certificate shall be prepared and sent with respect to such adjustment at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

(g)

Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of shares of Common Stock or other securities of the Corporation, if applicable, as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series A Stock, and if at any time the number of authorized but unissued shares of Common Stock or other securities of the Corporation, if applicable, shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or such other securities to such number of shares as shall be sufficient for such purpose.

(h)

Payment of Transfer Taxes.  The Corporation shall pay all stock transfer, documentary, and stamp taxes and (which, for the absence of doubt, shall not include any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series A Stock; provided that the Corporation shall not pay any taxes or other governmental charges imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that in which the shares of Series A Stock so converted were registered.

(i)

No Impairment.  The Corporation shall not amend the Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times act in good faith in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series A Stock against dilution or other impairment, as set forth herein.

Section 8.

Voting Rights.

(a)

General.  Each holder of Series A Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)

Series A Stock.  On all matters put to a vote to the holders of Common Stock, each holder of shares of Series A Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Stock could be converted pursuant to the provisions of Section 7 at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.  At any meeting of stockholders of the Corporation, any shares of Series A Stock, other than those held by the Corporation or any entity controlled by the Corporation, shall be counted in determining the presence of a quorum.

(c)

Class Voting Rights as to Particular Matters.  In addition to any rights that the holders of Series A Stock may have pursuant to the Delaware General Corporation Law, for so long as any shares of Series A Stock are outstanding, the Corporation will not, without first obtaining the written consent or affirmative vote of holders of at least 75% of the shares of Series A Stock then outstanding, voting separately as a class, take any action with respect to any of the following matters:

(i)

amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A Stock;

(ii)

authorize or agree to authorize any increase in the number of shares of Series A Stock or issue any additional shares of Series A Stock;

(iii)

amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws which would adversely affect any right, preference, privilege or voting power of the Series A Stock or the holders thereof; or

(iv)

agree to take any of the foregoing actions.

Section 9.

Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 10.

No Reissuance of Series A Stock.  Except as provided in Section 13, no share or shares of Series A Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares of Series A Stock shall be canceled, retired and eliminated from the shares of Series A Stock that the Corporation shall be authorized to issue.  Any such shares of Series A Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated series and may be redesignated and reissued in any series other than as Series A Stock.

Section 11.

Notices.

(a)

General.  All notices or communications in respect of the Series A Stock shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.  Notwithstanding the foregoing, if the Series A Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series A Stock in any manner permitted by such facility.

Section 12.

Tax Withholding.  The Corporation shall be entitled to deduct and withhold from amounts paid or distributed with respect to the Series A Stock such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any other applicable tax law, with the making of such payment.  The Corporation shall timely remit to the appropriate taxing authority any and all amounts so deducted or withheld.  Notwithstanding the foregoing, the Corporation acknowledges that is will not be required to deduct and withhold, and shall not deduct and withhold, any amount from any payment to the extent that, prior to making such payment, the Corporation has received appropriate documentation establishing an exemption from such withholding tax in the manner required by applicable tax law (which, as of the date hereof, in the case of U.S. federal withholding taxes with respect to a holder that is a U.S. person, shall consist of a properly completed U.S. Internal Revenue Service Form W-9 establishing such exemption) from the holder of the Series A Stock.

Section 13.

Replacement Certificates.  The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 14.

Other Rights.  The shares of Series A Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 5th day of May, 2010.

PHILLIPS-VAN HEUSEN CORPORATION By: /s/ Mark D. Fischer Name: Mark D. Fischer Title: Senior Vice President